As filed with the Securities and Exchange Commission on November 26, 1996
                                                      Registration No. 333-
============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                 ---------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                                 ---------
                         Comverse Technology, Inc.
           (Exact name of registrant as specified in its charter)
        New York                                  13-3238402
 (State or other jurisdiction of                (I.R.S. Employer
 incorporation or organization)                 Identification No.)
                         170 Crossways Park Drive
                          Woodbury, New York 11797
                               (516) 677-7200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Kobi Alexander
        President, Chairman of the Board and Chief Executive Officer
                         Comverse Technology, Inc.
                          170 Crossways Park Drive
                          Woodbury, New York 11797
                               (516) 677-7200
             (Name, address, including zip code, and telephone
             number, including area code, of agent for service)

                                  Copy to:
                           William F. Sorin, Esq.
                              823 Park Avenue
                             New York, NY 10021
                               (212) 249-0732
                                 ---------

Approximate date of commencement of proposed sale to public: At such time or times after the Registration Statement becomes effective as the Selling Holders may determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE
==========================================================================
Title of                      Proposed       Proposed
Each Class                    Maximum        Maximum
of Securities   Amount        Offering       Aggregate    Amount of
to be            to be        Price Per      Offering     Registration
Registered    Registered      Share(1)       Price(1)     Fee
-------------------------------------------------------------------------
Common Stock,
$.10 par
value         382,277 shares  $33.625    $12,854,064.13     $3,896
=========================================================================

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices quoted on the Nasdaq National Market on November 22,1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==========================================================================

                         COMVERSE TECHNOLOGY, INC.

                                  FORM S-3
                           CROSS-REFERENCE SHEET


Item Number and Caption                                Heading in Prospectus

1.  Forepart of the Registration                 Registration Statement Cover;
     Statement and Outside Front                 Outside Front Cover
     Cover Page of Prospectus.................   Page of Prospectus

2.  Inside Front and Outside Back                Inside Front and Outside Back
      Cover Pages Of Prospectus...............   Cover Pages of Prospectus;
                                                 Available Information

3.  Summary Information; Risk
      Factors and Ratio of Earnings
      to Fixed Charges........................   Summary; Risk Factors

4.  Use of Proceeds...........................   Use of Proceeds

5.  Determination of Offering Price...........   Inapplicable

6.  Dilution..................................   Inapplicable

7.  Selling Security Holders..................   Selling Holders

8.  Plan of Distribution......................   Registration Statement Cover
                                                 Page; Outside Front Cover
                                                 Page of Prospectus; Selling
                                                 Holders; Plan of Distribution

9.  Description of Securities
      to be Registered........................   Outside Front Cover Page of
                                                 Prospectus; Description of
                                                 Capital Stock

10. Interests of Named Experts
      and Counsel.............................   Legal Matters; Experts

11. Material Changes..........................   Recent Developments

12. Incorporation of Certain                     Available Information;
      Information by Reference................   Documents Incorporated by
                                                 Reference

13. Disclosure of Commission
      Position on Indemnification
      for Securities Act Liabilities..........   Inapplicable

PROSPECTUS

                         COMVERSE TECHNOLOGY, INC.
               382,277 Shares of Common Stock, $.10 par value

     This Prospectus relates to 382,277 shares (the "Shares") of Common Stock, $.10 par value ("Common Stock") of Comverse Technology, Inc. (the "Company"). The Shares may be offered and sold from time to time by the holders named herein (collectively, the "Selling Holders"), who acquired the Shares from the Company as consideration in the merger of Trout Acquisition, Inc., a direct wholly owned subsidiary of the Company, with and into Dale, Gesek, McWilliams & Sheridan, Inc. (the "Merger"), pursuant to this Prospectus and an accompanying supplement (a "Prospectus Supplement"), if required. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "CMVT." On November 22, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $34-1/8 per share.

     The Shares may be sold by the Selling Holders from time to time directly to purchasers or through underwriters, dealers or agents. See "Plan of Distribution." If required, the names of any such underwriters, dealers or agents involved in the sale of the Shares in respect of which this Prospectus is being delivered and the applicable underwriter's discount, dealer's purchaser price or agent's commission, if any, will be set forth in a Prospectus Supplement.

     The Selling Holders will receive all of the net proceeds from the sale of the Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Shares. The Company is responsible for payment of all other expenses incident to the offer and sale of the Shares.

     The Selling Holders and any underwriters, dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

        Prospective investors should consider carefully the matters discussed under the caption "Risk Factors" on page 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November 26, 1996

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois, and Seven World Trade Center, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by referenced in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete and, in each instance, are qualified in all respects by reference to the applicable documents filed with the Commission.


                    DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission (File No. 0-15502) are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995,
(ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, (iii) the Company's Current Report on Form 8-K, dated October 10, 1996 and (iv) the description of the Company's Common Stock contained in its registration statement on Form 8-A filed with the Commission on March 17, 1987, as amended. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing thereof.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the foregoing documents incorporated by reference in the Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to Vice President, Corporate and Marketing Communications, Comverse Technology, Inc., at the Company's executive offices located at 170 Crossways Park Drive, Woodbury, NY 11797, telephone (516) 677-7200.


No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Holder or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance imply that there has been no change in the affairs of the Company since the date hereof.

                                  SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information, including "Risk Factors" and consolidated financial statements, appearing elsewhere in this Prospectus or incorporated herein by reference. When used in this Prospectus or incorporated herein by reference, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Risk Factors," are subject to risks and uncertainties, including those set forth under "Risk Factors" and elsewhere in this Prospectus, that could cause actual results to differ materially from those projected. These forward- looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

                                The Company

     Comverse Technology, Inc. (the "Company"), together with its subsidiaries, designs, develops, manufactures, markets and supports special purpose computer and telecommunications systems and software for multimedia communications and information processing applications. The Company's systems are used in a broad range of applications by fixed and wireless telephone network operators, government agencies, financial institutions and other public and commercial organizations worldwide. Through subsidiaries, the Company is also involved in the design and development of software for "advanced intelligent network" architecture and services and the manufacture of special purpose systems for telephone answering service bureaus.

     The Company was incorporated in New York in October 1984. The Company's principal executive offices are located at 170 Crossways Park Drive, Woodbury, New York 11797, and its telephone number is (516) 677-7200.


                                The Offering

Securities Offered..............  382,277 shares of Common Stock,
                                  $.10 par value.

Use of Proceeds.................  The Company will not receive any proceeds from the sale by the Selling
                                  Holders of the Common Stock.  See
                                  "Use of Proceeds."

Nasdaq National Market Symbol...  CMVT

                                RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information presented in this Prospectus.

Competition; Technological Change

     The markets for the Company's products are highly competitive and there are many competing products offering a broad range of features and capacities. Many of the Company's present and potential competitors are considerably larger than the Company, are more established, have a larger installed base of customers and have greater financial, technical, marketing and other resources. The industries in which the Company competes are characterized by rapid technological change, and future technological developments could render the Company's products uneconomical or obsolete. The Company's success will depend, to a considerable extent, upon its ability to continue to develop competitive products through research and development efforts.

     The voice processing and message management industry has experienced a continuing evolution of product offerings and alternatives for delivery of services. These trends have affected and may be expected to have a significant continuing influence on conditions in the industry, although the impact on the industry generally and on the Company's position in the industry cannot be predicted with assurance. Rapid and significant change in the industry makes planning decisions more difficult and increases the risk inherent in the planning process.

     The market for telecommunications monitoring systems is also in a period of significant transition. Budgetary constraints, uncertainties resulting from the introduction of new technologies in the telecommunications industry and shifts in the pattern of government expenditures resulting from geopolitical events have increased uncertainties in the market, resulting in certain instances in the attenuation of government procurement programs beyond their originally expected performance periods and an increased incidence of delay, cancellation or reduction of planned projects. Competitive conditions in this sector have also been affected by the increasing use by certain potential government customers of their own internal development resources rather than outside vendors to provide certain technical solutions, and by the efforts of government contractors, particularly developers and integrators of technology products, to redirect their marketing strategies and product plans in reaction to cut-backs in their traditional areas of focus, resulting in an increase in the number of competitors and the range of products offered in response to particular requests for proposals. The lack of predictability in the timing and scope of government procurements have similarly made planning decisions more difficult and have increased the associated risks.

Emphasis on Large System Installations

     The Company has historically derived a significant portion of its sales and operating profit from contracts for large system installations with customers in both the commercial and government sectors. While the growth of the Company's business has reduced its dependence on any specific customers, it continues to emphasize large capacity systems in its product development and marketing strategies. Contracts for large installations typically involve a lengthy and complex bidding and selection process, and the ability of the Company to obtain particular contracts is inherently difficult to predict. In addition, users of large-scale systems, such as telephone companies, typically require systems that provide an exceptionally high level of reliability. Such systems are typically more costly to design, build and support.

     Although the Company believes that opportunities for large installations will continue to grow in both its commercial and government markets, and the Company intends to continue to expand its research and development, manufacturing, sales and marketing and product support capabilities in anticipation of such growth, such growth may in fact not take place. In addition, the timing and scope of these opportunities and the pricing and margins associated with any eventual contract award are difficult to forecast, and may vary substantially from transaction to transaction. The Company's future operating results may accordingly exhibit a higher degree of volatility than the operating results of competitors that have adopted different strategies such as focusing on corporate voice messaging systems, and than the Company has experienced in prior periods. The degree of dependence by the Company on large orders, and the investment required to enable the Company to perform such orders, without assurance of continuing order flow from the same customers and predictability of gross margins on any future orders, increase the risk associated with its business.

Acquisitions and Management of Growth

     The Company is experiencing rapid growth and is planning significant growth both through internal expansion and acquisitions. The Company regularly examines opportunities to acquire additional companies, businesses, technologies or product lines. Although the Company's management believes that acquisitions present potentially cost-effective opportunities for growth, they also present significant financial, operational and legal risks to the Company. In order to maintain and improve operating results, the Company's management will be required to manage growth and expansion effectively. As the Company continues to expand, it may become more difficult to manage geographically dispersed operations. In addition, there can be no assurance that the Company will be able to effectively and profitably integrate into the Company any operations that are acquired in the future or that any future acquisitions will not have a material adverse effect on the Company's operating results or on the market price of the Common Stock, particularly during the periods immediately following such acquisitions. The Company's failure to effectively manage growth, including growth resulting from acquisitions, could have a material adverse effect on the Company's results of operations and financial condition.

Cash Management and Investment Activities

     The Company maintains a portion of its assets in a variety of financial instruments, including government obligations, commercial paper, bank time deposits, money-market accounts and common and preferred stocks, both for purposes of cash management and, to some extent, as strategic and portfolio investments. Such activities subject the Company to the risks inherent in the capital markets generally, and to the performance of other businesses over which its has no direct control. In 1994, the Company organized a wholly owned subsidiary through which it has made several investments in early-stage technology ventures and other private and publicly-traded companies, primarily in Israel. The Company has recently held discussions with a substantial financial concern regarding the expansion of these activities through joint participation in early- stage technology ventures, primarily in Israel. Subject to the favorable outcome of these discussions and related conditions, the Company has earmarked up to $15 million for this joint participation, to be invested periodically as appropriate opportunities are identified. The Company believes that its investments enable it to participate in technology innovation opportunities in areas of interest to it without having to dedicate the capital and management resources that would be necessary for comparable internal research and development efforts, to initiate relationships that may result in eventual expansion of its product and marketing positions and potential acquisition opportunities, and to leverage its technological expertise and established relationships in the technology, business and financial communities to identify and participate in special opportunities. Investments in early-stage technology ventures, however, are subject to a number of risks due to, among other things, the limited operating history of such ventures and the frequent illiquidity of such investments. While the Company does not regard its portfolio and strategic investment activities as a primary element of its overall business plan, it expects to continue to allocate some of its liquid assets, comprising a portion of funds not required for working capital or acquisition plans, for these purposes and, in particular, to increase its holdings in Israeli technology companies as part of its long-term growth strategy. Given the magnitude of the Company's liquid assets relative to its overall size, the results of its operations in the future may, to a greater degree than in the past, be affected by the results of the Company's capital management and investment activities and the risks associated with those activities.

Substantial Leverage

     The Company has a significant amount of indebtedness outstanding. As of June 30, 1996, after giving effect to the sale of the Company's 5-3/4% Debentures and the application of the net proceeds thereof, the Company's total consolidated long-term indebtedness would have been approximately $160.5 million. The degree to which the Company is leveraged could have important consequences to holders of the Shares, including that (i) the ability of the Company to obtain any necessary additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited, and if the Company is able to obtain such additional financing, the terms of such financing may not be favorable to the Company; (ii) a substantial portion of the Company's cash flow from operating activities must be dedicated to the payment of the principal of and interest on its outstanding indebtedness and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in operating, or reacting to changes in, its business; (iv) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high level of indebtedness could make it more vulnerable in the event of a downturn in its business.

Subsidiary Operations

     A majority of the Company's research and development and manufacturing operations are conducted through subsidiaries, as are certain of its marketing operations. The Company is by contract limited in the amount of dividends it can receive from one of its significant subsidiaries to an annual amount not in excess of 75% of the net income of such subsidiary. In addition, because such subsidiary has received certain benefits under the laws relating to its status as an "Approved Enterprise" (as defined below), the payment of dividends to the Company may subject such subsidiary to certain Israeli taxes to which it would otherwise not be subject. The Company's Israeli subsidiaries are required under Israeli law to withhold for tax purposes, at a rate of up to 25%, cash dividends paid to foreign residents. Under the United States-Israel Tax Treaty, a 12.5% Israeli dividend withholding tax would apply to dividends paid to a U.S. corporation (such as the Company) that owns 10% or more of an Israeli company's voting stock for, in general, the current and preceding tax years of the Israeli company. Dividends on income derived from an "Approved Enterprise" are subject to a 15% dividend withholding tax. The Company has also granted options to certain of its officers to purchase equity in certain of its subsidiaries; if such options are exercised, the Company's participation in any future distributions by such subsidiaries will be reduced.

Operations in Israel; Reduced Government Subsidies

     A significant portion of the Company's research and development and manufacturing operations are located in the State of Israel and may be affected by regulatory, political, military and economic conditions in that country. The Company's historical operating results reflect substantial benefits from programs sponsored by the Israeli government for the support of research and development, as well as favorable tax rates available to "Approved Enterprises" in Israel. The Israeli government has indicated its intention to reexamine certain of its policies in these areas. It recently acted to increase, from between 2% and 3% of associated product sales to between 3% and 5% of associated product revenues (including service and other related revenues), the annual rate of royalties to be applied to repayment of benefits under the conditional grant program administered by the Office of the Chief Scientist of the Ministry of Industry and Trade, a program in which the Company has regularly participated and under which it continues to receive significant benefits through reimbursement of qualified research and development expenditures. The Company's repayment of amounts received under the program will be accelerated through these higher royalty rates until repayment is completed. The Israeli authorities have also indicated that this funding program may be further reduced in the future. The Israeli government has also shortened the period of the tax moratorium applicable to "Approved Enterprises" from four years to two years. Although this change does not affect the tax status any of the Company's current projects, it will apply to any future "Approved Enterprises" of the Company.

     If further changes in the law or government policies regarding those programs were to result in their termination or adverse modification, or if the Company were to become unable to participate in or take advantage of those programs, the cost to the Company of its operations in Israel would materially increase and there would be an adverse effect on the results of the Company's operations as a whole. To the extent the Company increases its activities outside the State of Israel, which could result from, among other things, future acquisitions, such increased activities will not be eligible for programs sponsored by the State of Israel. Accordingly, the effective cost to the Company of its future research and development activities in particular, and its operations in general, could significantly increase.

     In addition, because the development of several of the Company's products was financed under programs supported by the government of Israel, those products may not be manufactured, nor may the technology embodied in the products be transferred, outside of Israel without appropriate governmental approvals. Under recent regulations, such approval, if granted, may be conditioned, among other things, upon significantly higher royalty payments to the Israeli government.

     Although the Company's operations have not been adversely affected by political or military conditions in Israel, a disruption of the Company's normal operations in Israel due to political, military or other conditions would have a material adverse effect on the Company's business, financial condition and results from operations.

     Finally, general inflation in Israel and increases in the cost of attracting and retaining qualified scientific, engineering and technical personnel in Israel, where the demand for such personnel is growing rapidly with the expansion of high technology industries, has increased the Company's cost of operations in Israel. These increases have not been offset by proportional devaluations of the Israeli shekel relative to the U.S. dollar and, as a result, have had a negative impact on the

Company's overall results of operations. Continued increases in the Company's shekel-denominated costs without corresponding devaluation would continue to have an adverse effect on the Company's operating results.

Dependence on Key Personnel; Stock Options

     The continuing success of the Company will depend, to a considerable extent, on the contributions of its senior management and key employees, many of whom would be difficult to replace, and on the Company's ability to attract and retain qualified employees in all areas of its business. Competition for such personnel is intense, particularly in the computer and telecommunications industries. In order to attract and retain talented and qualified personnel, and to provide incentives for their performance, the Company has emphasized the award of stock options as an important element of its compensation program, including, in the case of certain key management level personnel, options to purchase shares in certain of the Company's subsidiaries. If such options are exercised, the Company's participation in any future distributions by such subsidiaries will be reduced.

Increased Costs of Operations

     The Company has significantly increased its expenditures in all areas of its operations during recent periods, including the areas of research and development and marketing and sales, and the Company plans to significantly increase these expenditures during future periods.

     The short- and long-term competitiveness of the Company's product offerings and the Company's ability to take advantage of future growth opportunities in both the commercial and government sectors will depend upon its ability to enhance the range of features and capabilities of its existing product lines, develop new generations of its products and expand its marketing, sales and product support capabilities in a number of world markets. The failure of the Company to make such expenditures in sufficient amounts, or to realize benefit from such expenditures, could have a material adverse effect on the Company's business, financial condition and results from operations.

International Operations

     The Company currently derives a majority of its sales from customers outside of the United States. International transactions involve particular risks, including political decisions affecting tariffs and trade conditions, rapid and unforeseen changes in economic conditions in individual countries, turbulence in foreign currency and credit markets, and increased costs resulting from lack of proximity to the customer.

     Volatility in international currency exchange rates may also have a significant impact on the Company's operating results. Since the Company hedges the exchange rate risks associated with long-term contracts denominated in foreign currencies only to a limited extent, operating results can be affected by the impact of currency fluctuations as well as the cost of such hedging.

Risks of Government Business

     The Company derives a significant portion of its sales from the supply of systems under government contracts. Government contracts are, in general, subject to special risks, such as delays in funding; termination of contracts or subcontracts for the convenience of the government; termination, reduction or modification of contracts or subcontracts in the event of changes in the government's policies or as a result of budgetary constraints; obligations for performance guarantees and restrictions on the draw-down of funds subject to achievement of performance milestones; requirements to obtain and maintain security clearances for operating subsidiaries and key personnel; and increased or unexpected costs resulting in losses or reduced profits under fixed price contracts.

Patents and Proprietary Rights

     Although the Company uses what it believes to be customary and appropriate measures to protect its technology, these measures may not be successful, and competitors of the Company may be able to develop similar technology independently. The Company currently holds three U.S. patents, two of which apply to the integration of voice and image (facsimile) technologies utilized by the Company in certain of its products. The Company has filed other patent applications; however, no assurance can be given that patents will be issued on the basis of such applications or that, if patents are issued, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide significant benefits to the Company.

     The Company and its customers from time to time receive communications from third parties, including some of the Company's competitors, alleging infringement by the Company of such parties' patent rights. Although such communications are common in the computer and telecommunications industries and the Company has in the past been able to obtain any necessary licenses on commercially reasonable terms, there can be no assurance that the Company would prevail in any litigation to enjoin the Company from selling certain of its products on the basis of such alleged infringement, or that the Company would be able to license any valid patents on reasonable terms.

Volatility of Share Price

     The trading price of the Company's shares may be affected by the factors noted above as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of companies in technology and government contracting businesses, and particularly smaller and medium-sized publicly traded companies such as the Company, have exhibited a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant effect on the trading price of the Company's shares in any given period. Such shortfalls may result from events that are beyond the Company's immediate control, can be unpredictable and, since a significant proportion of the Company's sales during each fiscal quarter tend to occur in the latter stages of the quarter, may not be discernible until the end of a financial reporting period, which may contribute to the volatility of the trading value of its shares regardless of the Company's long-term prospects. The trading price of the Company's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly-held companies in the voice processing industry, which may not have any direct relationship with the Company's business or prospects.

                            RECENT DEVELOPMENTS

     In October 1996, the Company issued and sold $115,000,000 aggregate principal amount of 5-3/4% Debentures. In addition, the Company has called the 5-1/4% Convertible Subordinated Debentures due 2003 (the "5-1/4% Debentures") for redemption on December 5, 1996. The 5-1/4% Debentures called for redemption are convertible into the Company's Common Stock at the option of the holder until November 25, 1996. Based on current market prices, the Company expects that substantially all the 5-1/4% Debentures called for redemption by the Company will have been converted into Common Stock by such time. There can be no assurance, however, that any or all the 5-1/4% Debentures will be converted into Common Stock.


                              USE OF PROCEEDS

     The Selling Holders will receive all of the net proceeds from the Shares sold pursuant to this Prospectus.


              PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CMVT." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock, as reported by Nasdaq.

                                                        Low            High
                1994
                     First Quarter...............   $   8.00       $   15.63
                     Second Quarter..............       8.25           10.50
                     Third Quarter...............       8.75           11.13
                     Fourth Quarter..............       9.88           14.25

                1995
                     First Quarter...............   $  11.00       $   14.63
                     Second Quarter..............      13.25           18.25
                     Third Quarter...............      17.14           23.38
                     Fourth Quarter..............      19.94           25.69

                1996
                     First Quarter...............   $  16.63       $   25.13
                     Second Quarter..............      23.38           31.19
                     Third Quarter...............      23.75           41.38
                     Fourth Quarter
                       (through November 22).....      32.56           38.13

     On November 22, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $34.125. As of November 22, 1996, there were approximately 1,800 holders of record of the Common Stock.

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, to finance the development and growth of its business.

                        DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.10 per share, and 2,500,000 shares of preferred stock, par value $.01 share ("Preferred Stock"). As of November 22, 1996, there were issued and outstanding 21,732,970 shares of Common Stock. As of June 30, 1996, 2,731,055 shares were reserved for issuance pursuant to outstanding options. In July 1996, an additional 459,027 options were granted. In addition, 3,096,744 shares are reserved for issuance pursuant to the 5-1/4% Debentures, and 2,185,792 shares of Common Stock reserved for issuance pursuant to the 5-3/4% Debentures. No shares of Preferred Stock have been issued to date.

     All outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive, redemption or conversion rights, and are entitled to one vote for each share held on each matter submitted to a vote of shareholders. Cumulative voting for the election of directors is not permitted. Holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the rights and preferences of the holders of any Preferred Stock. On liquidation of the Company, after payment of all indebtedness and the liquidation preference to holders of any Preferred Stock, the assets of the Company will be distributed pro rata to the holders of the Common Stock.

     The Company may issue the Preferred Stock in one or more series. The Board of Directors is authorized to determine, with respect to each series of Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effects of any issuance of the Preferred Stock upon the rights of holders of the Common Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Preferred Stock as determined by the Board of Directors. Such effects might include dilution of the voting power of the Common Stock, the subordination of the rights of holders of Common Stock to share in the Corporation's assets upon liquidation, and reduction of the amount otherwise available for payment of dividends on Common Stock.

     American Stock Transfer & Trust Company, New York, New York, serves as the transfer agent and registrar for the Common Stock.

                              SELLING HOLDERS

     The Shares were originally issued to the Selling Holders by the Company pursuant to an Agreement and Plan of Merger dated as of August 7, 1995 by and among the Company, DGM&S, John A. Dale and Rex A. McWilliams (the "Merger Agreement"). The Merger became effective on August 30, 1995. Prior to the Merger, both of the Selling Holders were officers of DGM&S, and after the Merger, Rex A. McWilliams has continued to serve DGM&S as an officer. As a result of the Merger, the Selling Holders became the beneficial owners of, in the aggregate, 1,078,944 shares of Common Stock, which amount is approximately 5.0% of the outstanding Common Stock of the Company. Under the terms of the Merger Agreement, the Company has agreed to register for sale the shares issued to the Selling Holders in each of three separate and sequential registration statements. The Company has further agreed to use its best efforts to keep each such registration statement effective until the shares registered thereunder have been sold or become saleable without registration under the Securities Act. Accordingly, approximately one-third of the Common Stock issued to the Selling Holders pursuant to the Merger Agreement is being offered by this Prospectus. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Shares.

     The following table sets forth information with respect to the Selling Holders and the respective principal amounts of shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Shares pursuant to this Prospectus, no estimate can be given as to the amount of the Shares that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their Shares in transactions exempt from the registration requirements of the Securities Act.


                      Shares Beneficially                  Shares Beneficially
                       Owned Prior to                         Owned After
                         Offering           Number of         Offering (1)
                      ------------------  Shares Being     -----------------
Selling Stockholder   Number    Percent  Offered for Sale  Number    Percent
-------------------   ------   --------- ----------------  -------   -------
John A. Dale..........364,574    1.7%       190,756        173,818      (2)
Rex A. McWilliams.....366,036    1.7%       191,521        174,515      (2)

---------------------

(1)  Assumes that the Selling Holders sell all the Shares offered hereby.
(2)  Less than 1%.

                            PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time to purchasers directly by the Selling Holders, pursuant to this Prospectus or in transactions exempt from the registration requirements of the Securities Act. Alternatively, the Selling Holders may from time to time offer the Shares to or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Shares for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents which participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any discounts, commissions, concessions or other compensation received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market-making activities with respect to such securities for a period of two or nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder which provisions may limit the timing of purchases and sales of any of the securities by the Selling Holders or any such other person. All of the foregoing may affect the marketability of the Shares and brokers' and dealers' ability to engage in market-making activities with respect to these securities.

     Pursuant to the Merger Agreement, all expenses of the registration of the Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any, and any fees and expenses of counsel, accountants or other agents for the Selling Holders. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                               LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by William F. Sorin, attorney-at-law, 823 Park Avenue, New York, New York 10021. Mr. Sorin is an officer and director of the Company and the beneficial owner of 25,000 shares of Common Stock issuable upon the exercise of stock options.

                                  EXPERTS

     The consolidated financial statements of Comverse Technology, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference herein and in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein and in the Registration Statement. Such financial statements are incorporated by reference herein and in the Registration Statement in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesperson or any                382,277 Shares
other person has been authorized to
give any information or to make any
representations other than those
contained in this Prospectus, and,
if given or made, such information
or representations must not be
relied upon as having been
authorized by the Company. This
Prospectus does not constitute an
offer to sell, or a solicitation of
an offer to buy the securities
described herein by anyone in any
jurisdiction in which such offer or        COMVERSE TECHNOLOGY, INC.
solicitation is not authorized, or
in which the person making the
offer or solicitation is not
qualified to do so, or to any                     Common Stock
person to whom it is unlawful to                ($.10 par value)
make such offer or solicitation.
Under no circumstances shall the
delivery of this Prospectus or any
sale made pursuant to this
Prospectus create any implication            --------------------------
that the information contained in                   PROSPECTUS
this Prospectus is correct as of                  November 26, 1996
any time subsequent to the date of           --------------------------
this Prospectus.

  --------------------------

      TABLE OF CONTENTS

                                       Page

Available Information................     2
Documents Incorporated by Reference..     2
Summary..............................     3
Risk Factors.........................     4
Recent Developments..................     9
Use of Proceeds......................     9
Price Range of Common Stock and
      Dividend Policy................     9
Description of Capital Stock.........    10
Selling Holders......................    11
Plan of Distribution.................    12
Legal Matters........................    12
Experts..............................    13

===========================================  ==========================

                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses to be paid by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

          SEC registration fee.........................               $3,896
          Legal fees and expenses......................               $1,500
          Accounting fees and expenses.................               $1,000
          Miscellaneous expenses.......................                 $604

                        Total..........................               $7,000
                                                                      ======


Item 15.  Indemnification of Directors and Officers.

     The Company has included in its Certificate of Incorporation, pursuant to Section 402(b) of the Business Corporation Law of the State of New York (the "Business Corporation Law"), a provision that no director of the Company shall be personally liable to the Company or its shareholders in damages for any breach of duty as a director, provided that such provision shall not be construed to eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

     The By-Laws of the Company further provide that the Company shall indemnify its directors and officers, and shall advance their expenses in the defense of any action for which indemnification is sought, to the full extent permitted by the Business Corporation Law and when authorized by resolution of the shareholders or directors of the Company or any agreement providing for such indemnification or advancement of expenses, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to him established that his acts were committed in bad faith or were the result of active and deliberate dishonesty material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company has entered into indemnity agreements with each of its directors and officers pursuant to the foregoing provisions of its By-Laws.


Item 16.  Exhibits.

        Exhibit No.                Description of Exhibit

          4.1       Excerpts from Certificate of Incorporation of
                    Registrant (incorporated by reference to Exhibit 4(A) to the Registrant's Registration Statement on Form S-1, Registration No. 33-9147).

          4.2 Excerpts from Certificate of Amendment of Certificate of Incorporation of Registrant effective February 26, 1993 (incorporated by reference to Exhibit 4(A)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

          4.3 Excerpts from Certificate of Amendment of Certificate of Incorporation of Registrant effective January 12, 1995 (incorporated by reference to Exhibit 4(A)(2) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-15502).

          4.4 Excerpts from By-laws of Registrant, as amended (incorporated by reference to Exhibit 4(B) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

          4.5 Specimen Common Stock certificate (incorporated by reference to Exhibit 4(C)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

          5         Opinion of William F. Sorin, Esq.

          23.1      Consent of William F. Sorin, Esq. (included as part of
                    Exhibit 5 hereto)

          23.2      Consent of Deloitte & Touche LLP

          24        Powers of Attorney (included on signature pages)


Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) The undersigned registrant hereby undertakes that:

     (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodbury, State of New York, on November 26, 1996

                              COMVERSE TECHNOLOGY, INC.

                              By:  /s/ Kobi Alexander
                                  ---------------------------
                                  Kobi Alexander
                                  President, Chairman of the Board and
                                  Chief Executive Officer


                             POWER OF ATTORNEY

     We, the undersigned directors and officers of Comverse Technology, Inc., do hereby constitute and appoint Kobi Alexander and William F. Sorin, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                 Title                       Date
     ---------                 -----                       ----

/s/ Kobi Alexander     President, Chairman of the    November 26, 1996
------------------     Board and Chief Executive
Kobi Alexander         Officer; Director

/s/ Igal Nissim        Vice President, Finance       November 26, 1996
---------------        Chief Financial and
Igal Nissim            Accounting Officer

/s/ Zvi Alexander      Director                      November 26, 1996
----------------
Zvi Alexander

/s/ John H. Friedman   Director                      November 26, 1996
--------------------
John H. Friedman

/s/ Sam Oolie          Director                      November 26, 1996
-------------
Sam Oolie

/s/ William F. Sorin   Director                      November 26, 1996
--------------------
William F. Sorin

/s/ Yechiam Yemini     Director                      November 26, 1996
-----------------
Yechiam Yemini

                             INDEX TO EXHIBITS

Exhibit No.                      Description of Exhibit

     4.1 Excerpts from Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 4(A) to the Registrant's Registration Statement on Form S-1,
               Registration No. 33-9147).

     4.2 Excerpts from Certificate of Amendment of Certificate of Incorporation of Registrant effective February 26, 1993 (incorporated by reference to Exhibit 4(A)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

     4.3 Excerpts from Certificate of Amendment of Certificate of Incorporation of Registrant effective January 12, 1995 (incorporated by reference to Exhibit 4(A)(2) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-15502).

     4.4       Excerpts from By-laws of Registrant, as amended
               (incorporated by reference to Exhibit 4(B) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

     4.5 Specimen Common Stock certificate (incorporated by reference to Exhibit 4(C)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

     5         Opinion of William F. Sorin, Esq.

     23.1      Consent of William F. Sorin, Esq. (included as part of
               Exhibit 5 hereto)

     23.2      Consent of Deloitte & Touche LLP

     24        Powers of Attorney (included on signature pages)

                                                                  EXHIBIT 5

                              William F. Sorin
                              823 Park Avenue
                             New York, NY 10021


November 26, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004


Re:  COMVERSE TECHNOLOGY, INC.


Gentlemen:

The undersigned has acted as legal counsel to Comverse Technology, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Comverse with the Securities and Exchange Commission on the date hereof and relating to an aggregate of 382,277 shares (the "Subject Shares") of the Company's Common Stock, par value $.10 per share, to be offered for resale by the Selling Shareholder identified therein.

In the capacity of legal counsel to the Company, the undersigned has examined originals or copies, certified or otherwise identified to the satisfaction of the undersigned, of such documents, corporate records and other instruments as the undersigned has deemed necessary for the purpose of rendering this opinion. In the course of such examinations, the undersigned has assumed the genuineness of all documents submitted as originals and the conformity to originals and certified documents of all copies submitted as conformed copies.

Based upon and subject to the foregoing, and assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, the undersigned is of the opinion that the Subject Shares have been, and upon the resale thereof by the Selling Shareholder named in the Prospectus included in the Registration Statement will be, validly issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to the undersigned under the caption "Legal Matters" in the Prospectus contained therein.


Very truly yours,


William F. Sorin

                                                               EXHIBIT 23.2



                       INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Comverse Technology, Inc. on Form S-3 of our report dated March 1, 1996, appearing in the Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

New York, New York
November 25, 1996